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                                                                     EXHIBIT 3.3


    First Amendment to the Second Amended and Restated Bylaws of MedPartners.


         Article IX of the Bylaws is hereby deleted in its entirety and the following shall be substituted therefor:


                                   ARTICLE IX
                                 INDEMNIFICATION


1.       Mandatory Indemnification of Directors and Officers.

                  a. The Corporation shall indemnify, and shall pay in advance the expenses of, each Director and officer of the Corporation and each person who is serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permissible under Delaware law, as the same exists or may hereafter exist in the future (but, in the case of any future change, only to the extent that such change permits the Corporation to provide broader indemnification rights than the law permitted prior to such change) and such obligation to indemnify and to advance expenses shall continue as to a person who has ceased to be a Director or officer of the Corporation or a director or officer of any other such corporation, partnership, joint venture, trust or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

                  b. If a claim under Section 1(a) of this Article IX is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of the claimant is permissible in the circumstances because the claimant has met the applicable standard of conduct, if any, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met the standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the standard of conduct.

2.       Discretionary Indemnification of Employees and Agents.

         The Corporation may, but shall have no obligation to, indemnify and may pay in advance the expenses of employees and agents of the Corporation and persons who are serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permissible under Delaware law and to the extent approved by the Board of Directors from time to time.

3.       Expenses as a Witness.

         To the extent that any Director, officer, employee or agent of the Corporation, or any person who is serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise is by reason of such position, or position with such other entity, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

4.       Insurance.

         The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expenses, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.


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5.       Indemnity Agreements.

         The Corporation may enter into agreements with any Director, officer, employee or agent of the Corporation and with any person who is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, providing for indemnification to the fullest extent permissible under Delaware law.

6.       Separability.

         Each and every paragraph, sentence, term and provision of this Article IX is separate and distinct, so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or unenforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article IX may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this
Article IX and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law.

7.       Contract Right.

         Each of the rights conferred by Sections 1 and 3 of this Article IX shall be a contract right and any repeal or amendment of the provisions of this Article shall not adversely affect any right hereunder of any person existing at the time of such repeal or amendment with respect to any act or omission occurring prior to the time of such repeal or amendment, and, further, shall not apply to any proceeding, irrespective of when the proceeding is initiated, arising from the service of such person prior to such repeal or amendment. Further, the mandatory indemnification and expense advancement for officers of the Corporation and such other persons who serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise set forth in Section 1 of this Article IX shall apply solely with respect to acts or omissions of such officers and directors occurring on or after August 6, 1998.

8.       Nonexclusivity.

         The rights conferred in this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.








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